Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

We have issued our report dated January 24, 2003, accompanying the consolidated financial statements in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Syntroleum Corporation on Form S-3 (File No. 333-62290) and the related Prospectus Supplement dated October 30, 2003, and to the use of our name as it appears under the caption “Experts” in such Prospectus Supplement.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 3, 2003